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                                                                    EXHIBIT 99.1


INVESTOR RELATIONS CONTACT:        MEDIA CONTACT:
GINA HAGGERTY                      JOHN SNYDER                  Western Wireless
Western Wireless Corporation       Snyder Buscher                 Corporation
Phone 425-586-8671                 Phone 206-652-9710
                                   Fax: 206-652-9705

Press Release

    WESTERN WIRELESS INTERNATIONAL SELLS INTEREST IN LATVIAN CELLULAR COMPANY


BELLEVUE, WA-OCTOBER 3, 2000 -- Western Wireless International Corporation ("WWI"), a subsidiary of Western Wireless Corporation (Nasdaq:WWCA), today announced that it has signed an agreement to sell its 22% interest in BaltCom GSM, a Latvian cellular operator, to Tele2 AB ("Tele2"). According to the agreement, Tele2 will purchase 100% of the shares of BaltCom GSM. The total purchase price is approximately $277 million in cash, including the repayment of approximately $53 million in shareholder loans and bank debt.

BaltCom GSM is the second largest provider of GSM cellular services in Latvia with approximately 90,000 subscribers. Tele2 is a subsidiary of NetCom AB (NASDAQ: NECSB), an alternative pan-European telecommunications company offering fixed and mobile telephony, data network and internet services in 18 countries. The other current shareholders of BaltCom GSM are Metromedia International Group, Inc. (AMEX:MMG), the European Bank for Reconstruction and Development, and local Latvian shareholders.

"We are very pleased by the sale of our minority interest in BaltCom GSM. We intend to reinvest the proceeds in our GSM business in Ireland as well as other majority-owned ventures," said Brad Horwitz, president of WWI.

"BaltCom GSM was Western Wireless' first investment outside of the United States," continued John Stanton, chairman and chief executive officer of Western Wireless Corporation. "This sale is an important milestone as it demonstrates the value which we create as the operating partner in our international ventures."

WWI's cash proceeds from the transaction will be approximately $66 million. WWI has invested approximately $14 million in BaltCom GSM since it was awarded its license in 1996. Completion of the transaction is conditioned upon receipt of approval of the acquisition of BaltCom GSM from the Ministry of Transport of the Republic of Latvia, which is expected to be received shortly.

Through its operating companies, Western Wireless International Corporation operates wireless networks in Latvia, Iceland, Croatia, Georgia, Ghana, Cote d'Ivoire and Haiti, and it has GSM wireless networks under construction in Ireland and Bolivia. In total, these wireless companies are licensed to provide service to 65.1 million potential customers. You can learn more about Western Wireless International Corporation at www.wwirelessintl.com.


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Western Wireless Corporation is a leading provider of rural communications in the western United States. The company owns and operates wireless cellular phone systems marketed under the Cellular One(R) national brand name in 19 states west of the Mississippi River. Through the 2nd quarter of 2000, Western Wireless was providing service to 930,500 customers. You can learn more about Western Wireless Corporation at www.wwireless.com.